Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

Clearmind Medicine Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, no par value per share	457(o)	—	(4)	$—	$15,000,000	$0.0001102	$1,653.00
Fees to Be Paid	Equity	Pre-funded warrants to purchase common shares (3)	457(i)	—		—	—	—	—
	Equity	Common warrants to purchase common shares (3)	457(i)	—		—	—	—	—
	Equity	Common shares issuable upon exercise of the pre-funded warrants (3)	457(i)	—		—	—	—	—
	Equity	Common shares issuable upon exercise of the common warrants (4)	457(o)	—		—	15,000,000	0.0001102	1,653.00
Fees Previously Paid	—	—	—	—		—	—		—
Total Offering Amounts							$30,000,000	0.0001102	$3,306.00
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$3,306.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares, no par value per share, or the Common Shares, registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	There will be issued one common warrant, each to purchase one Common Share, for every one Common Share offered. The common warrants are exercisable at a per share price equal to the public offering price per Common Share.